EXHIBIT 12.1
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                                       WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                            TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                          (AMOUNTS IN THOUSANDS)



                                                                    Years Ended December 31,
                                                               ----------------------------------
                                                                  2000        1999        1998
                                                               ----------  ----------  ----------
Net income available to common shareholders. . . . . . . . . . $  58,961   $  76,537   $  54,484

Add:
Portion of rents representative of the interest factor . . . .       881       1,304         905
Interest on indebtedness . . . . . . . . . . . . . . . . . . .    45,545      32,941      33,900
Preferred dividends. . . . . . . . . . . . . . . . . . . . . .    20,040      19,593       5,881
Amortization of debt cost. . . . . . . . . . . . . . . . . . .       458         363         380
                                                               ----------  ----------  ----------
    Net income as adjusted . . . . . . . . . . . . . . . . . . $ 125,885   $ 130,738   $  95,550
                                                               ==========  ==========  ==========

Fixed charges:
Interest on indebtedness . . . . . . . . . . . . . . . . . . . $  45,545   $  32,941   $  33,900
Capitalized interest . . . . . . . . . . . . . . . . . . . . .     4,204       3,037       1,375
Preferred dividends. . . . . . . . . . . . . . . . . . . . . .    20,040      19,593       5,881
Amortization of debt cost. . . . . . . . . . . . . . . . . . .       458         363         380
Portion of rents representative of the interest factor . . . .       881       1,304         905
                                                               ----------  ----------  ----------
    Fixed charges. . . . . . . . . . . . . . . . . . . . . . . $  71,128   $  57,238   $  42,441
                                                               ==========  ==========  ==========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS. . . . . . . . . . . . . . . .      1.77        2.28        2.25
                                                               ==========  ==========  ==========


Net income available to common shareholders. . . . . . . . . . $  58,961   $  76,537   $  54,484
Depreciation and amortization. . . . . . . . . . . . . . . . .    55,344      49,256      41,580
Gain on sales of property and securities . . . . . . . . . . .      (382)    (20,596)       (885)
Extraordinary charge (early retirement of debt). . . . . . . .                   190       1,392
                                                               ----------  ----------  ----------
    Funds from operations. . . . . . . . . . . . . . . . . . .   113,923     105,387      96,571
Add:
Portion of rents representative of the interest factor . . . .       881       1,304         905
Preferred dividends. . . . . . . . . . . . . . . . . . . . . .    20,040      19,593       5,881
Interest on indebtedness . . . . . . . . . . . . . . . . . . .    45,545      32,941      33,900
Amortization of debt cost. . . . . . . . . . . . . . . . . . .       458         363         380
                                                               ----------  ----------  ----------
    Funds from operations as adjusted. . . . . . . . . . . . . $ 180,847   $ 159,588   $ 137,637
                                                               ==========  ==========  ==========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS. . . . . . . . . . . . .      2.54        2.79        3.24
                                                               ==========  ==========  ==========

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